Exhibit 1.1

Chairman’s Statement

In the first half of 2004, faced with fierce market competition, the Company continued to focus on cellular business and leverage on the advantages of integrated businesses. The Company accelerated the enhancement of network quality, put an energetic effort on the development of mobile value-added services and continued to propel the transformation of CDMA business model. Through the implementation of fine management, the Company has raised its service and operating standards, sustained the steady development of its businesses and elevated the overall competitiveness of the Company.

For the first six months of 2004, the operating revenue of the Company was RMB39.37 billion, representing an increase of 23.2% from the same period last year; of the total operating revenue, the revenue from the GSM cellular business was RMB24.01 billion, up 17.0% from the same period last year; while revenue from CDMA cellular business was RMB12.74 billion, up 62.5% from the same period last year; revenue from the long distance, data and Internet business was RMB2.62 billion, a decrease of 2.1% from the same period last year. In the first half of 2004, operating profit of the Company rose 15.6% from the same period last year to RMB 4.95 billion. Net profit increased 17.8% from the same period last year to RMB2.81 billion. Earnings per share rose 17.7% from the same period last year to RMB 0.224. Free cash flow was further increased to RMB 5.51 billion.

In the first half of 2004, the total number of the Company’s cellular subscribers exceeded 100 million. As of 30 June 2004, the Company had a total of 102.513 million cellular subscribers, representing 34.0% of the market share. In the first half of the year, GSM business experienced steady growth, with a net addition of 6.210 million GSM subscribers; CDMA business continued to grow, with a net addition of 4.787 million CDMA subscribers. The number of CDMA 1X wireless data service subscribers has reached 4.5 million since the Company first launched the service in March 2003.

In the first half of this year, following the CDMA network phase III expansion project of the Parent company, the overall coverage and network quality of our CDMA network have been upgraded extensively, symbolizing the initial achievement on constructing a high quality CDMA network. Upon the completion of CDMA network phase III expansion project, large-scale investment of CDMA network will basically come to an end. At the same time, we have further optimized and perfected GSM network, paving the way for a stable growth of our GSM business.

The development of the Company’s CDMA 1X mobile value-added services has made great progress and its business superiority is rising to prominence. Through the cooperation with SK Telecom, Microsoft, Qualcomm and other overseas and domestic companies, we accelerated the development of various mobile value-added services. By joining efforts with hundreds of content and service providers, we offered mobile value-added service that has rich content and popular applications. “U-Net” wireless Internet service, together with other services have become users’ first choice. In February 2004, five fishermen from Guangxi encountered a disaster at sea. At a critical moment, the extensive coverage of our CDMA network assured the remote communications of the fishermen and the precise location-based technology saved their lives timely. Countless customers were moved by the relevant reports.

The Company always places great emphasis on technology innovation. In the first half of 2004, the Company successfully completed the groundwork for the launch of GSM & CDMA (“G&C”) dual-mode system, and launched “Worldwind” dual-mode communication service in the early August. Our various standards including G&C dual-mode system and CDMA handsets with UIM cards are gradually developing to become industry and international standards, which has great impact on the implementation of the Company’s international strategies and propelling of the establishment of CDMA’s industrial chain.

In the first half of 2004, the Company conducted corporate financing in both international and domestic markets to optimize its debt structure and reduce financial costs. To strengthen internal management, the Company further improved management process and endeavored to push forward the establishment of various management supporting systems such as ERP and MSS. The Company also carried out a campaign named “Satisfied with Unicom” for the service quality year. Through the launch of various activities on service innovation and competition, the overall customer satisfaction was largely elevated.

Over the past few years, the Company has continued to perfect its corporate governance and achieved quite a few honors in this area. A number of measures were put into action to underpin the Company’s internal audit and control systems in the first half of this year. The management of the Company placed great emphasis on section 404 of “Sarbanes-Oxley Act” and continued to improve internal control systems through the establishment of the internal control procedures. In order to ensure the corporate transparency, the Company continued to disclose key operation data on a monthly basis and financial figures and operation data on a quarterly basis. Additionally, the independent non-executive directors have been playing a more and more significant role in the Audit Committee and the Board of Directors.

In the second half of 2004, as competition in the market becomes increasingly intense, the Company will grasp the opportunities, increase its marketing strength and leverage on the technological and business superiority of CDMA 1X to gain a competitive edge in the market, as well as strengthen cost management to create better profitability. The Company will focus on the development of CDMA 1X value-added services and endeavor to nurture mobile data services market, so as to drive CDMA business growth. We will fully capitalize on the technological superiority of CDMA 1X and the superiority of our integrated businesses, to provide corporate clients and industrial users with integrated solutions. Through the implementation of differentiated sales and marketing strategies, the Company plans to target at three segments mainly young people, rural users and mass-market users in the city, to actively stimulate the subscriber growth and to ensure the development of GSM business. With respect to long distance communications, data communications and Internet business, the Company will continue to focus on new businesses such as “Uni-Video” broadband video-conferencing and video-telephony service and “Uni-One” integrated service, so as to win more corporate accounts and create new source of revenue growth.

Along with the accelerating development of CDMA 1X value-added business and stabilization of GSM business, the Company will actively promote “Worldwind” dual-mode phone service in accordance with the market positioning of “elegance, trendiness, high-end” in the second half of this year, to fully capitalize on the advantages of GSM and CDMA dual networks. The Company strives to win mid- to high-end commercial users by providing enriched value-added services and seamless roaming services on a global basis, and consequently establish a high-end brand image for China Unicom’s cellular services.

Following the increasing enforcement of market regulation from government regulatory authorities, competition environment is improving gradually. The Company will consciously promote a fair and orderly competition environment for telecommunication market and foster the sustainable development of Chinese telecommunication industry.

In July 2004, like all employees of the Company, I was excited about the commemoration of the 10th anniversary of the parent company. After ten years of innovation and hard work, China Unicom has become the third largest mobile communications operator and the second largest CDMA service operator in the world based on subscribers scale. The Company has been included on the “Forbes Global 500” list for two consecutive years.

Currently, the Company has entered into a new era of its development. Since its listing four years ago, the Company’s operating management standard has been improved continuously, network quality and service standard have gained recognition from the users and the superiority of CDMA technology and services has further emerged, laying down a solid foundation for the Company’s future development. In the second half of the year, we will double our efforts to speed up the development and create better profitability in accordance with the Company’s annual operating strategies.

Lastly, on behalf of the Board of Directors, I would like to thank Mr. Lee Hon Chiu, our former Independent Non-Executive Director for his contribution to the Company during his terms of office. I would also like to express my gratitude to our shareholders and to the community for their support and trust in the Company, as well as all employees for their hard work during the first half of this year.

Wang Jianzhou

Chairman and Chief Executive Officer

Hong Kong, August 26, 2004

Finance and Business Overview

In the first half of 2004, to meet customers’ needs, the Company constantly makes effort in technology innovation and speeds up value-added service development through careful establishment of a high quality network, achieving a stable development in a severe market competition environment.

I.                              Finance Overview

During the first six months of 2004, in accordance with business development plans, operating revenue increased by 23.2% from the same period last year to RMB39.37 billion, of which GSM Cellular Business accounted for RMB24.01 billion, representing an increase of 17.0% from the same period last year; and CDMA Cellular Business accounted for RMB12.74 billion, representing an increase of 62.5% from the same period last year, with its share of cellular revenue increasing from 27.7% in 2003 to 34.7%. Operating revenue from Long Distance, Data and Internet Business declined by 2.1% from the same period last year to RMB2.62 billion.

In the first half of the year, the Company had a total of RMB4.95 billion operating profit, representing an increase of 15.6% from the same period last year. Operating profit from GSM Cellular Business accounted for RMB4.68 billion, representing a decline of 5.6% from the same period last year. CDMA Cellular Business achieved an operating profit RMB50 million, in contrast to the RMB0.57 billion operating loss in the same period last year. Operating profit from Long Distance, Data and Internet Business totaled RMB0.32 billion, representing a decrease of 64.3% from the same period last year. Profit before taxation grew by 21.4% from the same period last year to RMB4.07 billion. Net profit rose by 17.8% from the same period last year to RMB2.81 billion. Basic earnings per share reached RMB0.224.

In the first half of 2004, EBITDA (Note 1) increased by 13.9% from the same period last year to RMB14.20 billion. EBITDA margin decreased to 36.1% from 39.0% in the same period last year, mainly because CDMA network capacity was leased from our Parent Company. Of which, EBITDA margin of GSM Cellular Business was 52.4%. In the first half of the year, free cash flow (Note 2)  further increased to RMB5.51 billion. Capital expenditures totaled RMB7.49 billion, achieved 38.7% of whole year budget. Of which, capital expenditures attributable to the GSM Cellular Business, the Long Distance, Data and Internet Business, the transmission network and other projects were RMB2.60 billion, RMB0.57 billion, RMB1.29 billion and RMB3.03 billion respectively.

As of December 31, 2003, the Company completed the acquisition of Unicom New World (BVI) Ltd and the sale of Guoxin Paging. On a pro forma basis, in the first half of year, total revenue achieved by the Company equaled 54.4% of total revenue in 2003, profit before taxation equaled 49.4% of total profit before taxation in 2003, net profit equaled 48.7% of net profit in 2003 and EBITDA equaled 52.2% of total EBITDA in 2003.

Note 1:	EBITDA represents net profit before interest income, finance costs, net other income (expenses), taxation, depreciation and amortisation and minority interests.

Note 2:	Free cash flow represents net cash inflow from operating activities minus capital expenditure.

II.                          Business Overview

1.              Coordinated growth in CDMA & GSM dual networks with superiority of CDMA IX value-added services gradually emerging

In the first half of 2004, the number of cellular subscribers exceeded 100 million. As of June 30, 2004, the Company in total had 102.513 million cellular subscribers. Of this total, GSM subscribers accounted for 78.780 million, CDMA subscribers accounted for 23.733 million. The market share in our service area was sustained at 34.0%.

As of June 30, 2004, GSM net addition subscribers were 6.210 million (in 30 provinces, municipalities and autonomous regions, and comparisons below on the same basis), bringing the subscriber base to 78.780 million. Of this total, post-paid subscribers reached 40.660 million, and pre-paid subscribers reached 38.119 million. The proportion of pre-paid subscribers to the total number of subscribers rose to 48.4% from 45.5% at the end of 2003. In the first six months of 2004, total minutes of usage (MOU) for GSM subscribers were 85.99 billion minutes, representing an increase of 29.4% from the same period last year. SMS volume amounted to 15.62 billion messages, representing a growth of 47.2% from the same period last year. The average MOU per subscriber per month for GSM business was 189.4 minutes, representing an increase of 4.0% from the second half of last year. Average revenue per subscribers per month (ARPU) was RMB 51.9, representing a decrease of 4.1% from the second half of last year. In the first half of the year, the churn rate for GSM Cellular Business was 15.5%.

As of June 30, 2004, CDMA net addition subscribers were 4.787 million, enlarging the subscriber base to 23.733 million. Of which, post-paid subscribers reached 22.153 million, and pre-paid subscribers amounted to 1.580 million. The proportion of pre-paid subscribers to the total number of subscribers rose to 6.7% from 5.1% at the end of 2003. In the first six months of 2004, MOU for CDMA subscribers were 38.35 billion minutes, representing an increase of 102.4% from the same period last year. SMS volume amounted to 5.38 billion messages, representing a growth of 147.6% from the same period last year. The average MOU per subscriber per month for CDMA business was 297.2 minutes, representing a decrease of 11.2% from the second half of last year. Average revenue per subscribers per month (ARPU) was RMB 91.3, representing a decline of 20.7% from the second half of last year. In the first half of the year, the churn rate for CDMA Cellular Business was 5.8%.

The wireless data service has achieved rapid growth. In the first half of the year, total revenue of cellular valued-added service amounted to RMB 2.73 billion. The proportion of revenue from GSM valued-added cellular service to total service revenue was 7.7%, and the proportion of revenue from CDMA valued-added cellular service to total service revenue was 7.8%. The number of CDMA 1X wireless data service subscribers has reached 4.5 million since the Company first launched 1X service in March 2003.

2.              Steady growth in Long Distance, Data & Internet Business

As of June 30, 2004, the total minutes of outgoing international and domestic long distance calls reached 11.15 billion minutes, representing an increase of 28.5% from the same period last year, attaining a market share of 12.4%. Of which, total minutes of PSTN outgoing long distance calls accounted for 4.83 billion minutes, representing a growth of 42.4% from the same period last year, whilst total minutes of IP outgoing long distance calls increased to 6.32 billion minutes, representing an increase of 19.6% from the same period last year. The total minutes of incoming calls from international destinations, together with Hong Kong, Macau and Taiwan, amounted to 1.18 billion minutes, representing an increase of 36.5% from the same period last year.

As of June 30, 2004, the Company’s leased line service had a total of 37,000 x 2Mbps bandwidth leased out. Total bandwidth leased for Asynchronous Transfer Mode (“ATM”) and Frame Relay (“FR”) amounted to 7,534 x 2Mbps. The subscribers of “Uni-Video”, the bandwidth Video-conferencing and Video-telephony service, reached 25,000.

The growth of bandwidth business such as “Unicom Internet Plaza” was improved rapidly by introducing more Internet games and contents. As of June 30, 2004, Internet subscribers increased to 13.137 million from 12.432 million in 2003, representing a growth of 5.7%. Of this, the number of dedicated line subscribers amounted to 51, 000 and the number of dial-up subscribers amounted to 13.087 million. Outlets of “Unicom Internet Plaza” reached 367.

3.              Continued optimization on network infrastructure and initial achievement on building exquisite CDMA network

As of June 30, 2004, the optical fiber transmission network totaled 675,000 km in length, of which optical fiber backbone transmission network accounted for 119,000 km in length. The Company actively engaged with its cooperation, signed an agreement with China Netcom with regard to leveraging infrastructure network resource, further improved the reliability of the Company’s transmission network, under the respectation of reducing the cost of network equipment and maintenance.

With the progress of phase III project of CDMA network construction by our Parent Company nationwide, the coverage and quality of CDMA network improved significantly. The CDMA delicate network was established initially, which provided a reliable basis for expanding value-added service and marketing campaigns. After CDMA phase III construction have been completed, significant investment to CDMA network would be completed basically.

In the first half of the year, the Company further optimized and improved its GSM network, further developing the potential of network, increasing network utilization and engaging in network maintenance, to ensure stable development of GSM business.

4.              Constant innovation on technology research and service development, creating new business growth force

The testing of the Company’s patented GSM/CDMA (G&C) dual-mode system, a standard first specified by the Company, has been finished in the first half of the year, and dual-mode service under the brand name “Worldwind” has been launched at the beginning of this August. It represented the milestone technology innovation of the Company, was the main reflection of differentiated competition and an important strategy of realizing coordinated development of two cellular networks. The standards of G&C dual-mode system and CDMA R-UIM card handset are becoming industrial and international standards, and are of significant importance of realizing the Company’s international strategy and propelling the CDMA industry chain.

Allied with international and domestic cooperation partners, such as SK Telecom, Microsoft Corporation and Qualcomm Incorporated, the Company is devoted to advancing business innovation, developing plenty of diverse contents of value-added services such as “Color Ring Tone”, “Voice SMS” and “U-Web”, and establishing the differentiated competitive edge in value-added service area. In the first half of the year, revenue from cellular value-added service increased to RMB 2.73 billion, representing an increase of 77.3% from RMB 1.54 billion in the same period of 2003 on a pro forma basis. The proportion of revenue from cellular value-added service to total cellular revenue rose to 7.7% from 5.0% in the same period of 2003 on a pro forma basis. Value-added services are becoming the new business growth force of the Company.

5.              Marketing strategy and customer service

In the first half of the year, the Company furthered its segmented marketing activities by analyzing different segment markets and creating marketing plans to meet customer request, avoiding price war by cleaning up diverse kinds of tariff packets, changing the competition focus from cutting price to building strong brand, improving quality and providing better service. The Company further facilitated CDMA marketing transformation through enhancement of management of sale channel and achieved profit growth by strict control of marketing expense. The Company also strengthened customer service by a service quality year campaign named “Satisfied with Unicom”, improved service quality comprehensively and established a good brand image.

Unaudited Condensed Consolidated Interim Accounts

Unaudited Condensed Consolidated Income Statement

For the six months ended 30 June 2004

(Expressed in thousands of Renminbi (“RMB”), except per share data)

		Unaudited
		Six months ended 30 June

	Note	2004	2003
Operating revenue (Turnover):
GSM Business	3, 26, 28	23,546,365	20,041,009
CDMA Business	3, 16(a), 19, 26, 28	11,780,931	7,207,722
Data and Internet Business	3, 26, 28	1,818,907	1,576,865
Long Distance Business	3, 26, 28	793,973	1,095,777
Paging Business	3, 26, 28	—	726,932

Total service revenue		37,940,176	30,648,305
Sales of telecommunications products	3, 26, 28	1,431,862	1,318,939

Total operating revenue	3, 28	39,372,038	31,967,244

Operating expenses:
Leased lines and network capacities	4, 26	(3,430,576)	(1,952,209)
Interconnection charges	26, 27	(3,561,882)	(2,577,430)
Depreciation and amortisation	4	(9,248,386)	(8,179,435)
Personnel	4, 8, 9	(2,108,110)	(2,224,348)
Selling and marketing	4, 16(a), 19, 26	(9,344,654)	(6,737,895)
General, administrative and other expenses	4, 5, 26	(5,141,884)	(4,589,162)
Cost of telecommunications products sold	4, 26	(1,589,583)	(1,428,650)

Total operating expenses		(34,425,075)	(27,689,129)

Operating profit		4,946,963	4,278,115

Interest income	4	44,337	104,909
Finance costs	4, 6	(961,447)	(1,019,344)
Other income (expense), net	4, 7	42,480	(9,985)

Profit before taxation	4	4,072,333	3,353,695
Taxation	10	(1,262,423)	(966,170)

Profit after taxation		2,809,910	2,387,525
Minority interests		—	(2,252)

Profit attributable to shareholders		2,809,910	2,385,273

Basic earnings per share (RMB)	12	0.224	0.190

Diluted earnings per share (RMB)	12	0.221	0.190

Unaudited Condensed Consolidated Balance Sheet

As of 30 June 2004

(Expressed in thousands of RMB)

		Unaudited	Audited
		30 June	31 December
	Note	2004	2003

Non-current assets:
Property, plant and equipment, net	17	116,937,072	118,104,848
Goodwill	18	3,229,725	3,315,468
Other assets	19	4,787,817	5,849,430
Deferred tax assets	10	179,369	324,900

Total non-current assets		125,133,983	127,594,646

Current assets:
Current portion of deferred tax assets	10	981,660	873,849
Amounts due from related parties	26(b)	543,600	263,414
Amounts due from domestic carriers	27(b)	180,825	184,613
Prepayments and other current assets	16	3,012,467	3,147,777
Inventories	15	2,023,730	2,169,354
Accounts receivable, net	14	6,077,879	5,471,547
Short-term bank deposits		663,891	912,794
Bank balances and cash		8,597,441	9,219,936

Total current assets		22,081,493	22,243,284

Current liabilities:
Payables and accrued liabilities	20	16,242,271	17,098,420
Amounts due to Unicom Group	26(b)	903,437	432,047
Amounts due to related parties	26(b)	16,971	108,891
Amounts due to domestic carriers	27(b)	994,034	778,841
Current portion of obligations under finance leases	23, 27(b)	30,248	25,435
Current portion of long-term bank loans	22	10,499,374	7,197,877
Tax payable		990,241	623,857
Advances from customers		6,343,888	6,666,086
Short-term bank loans	21	9,001,807	10,975,199

Total current liabilities		45,022,271	43,906,653

Net current liabilities		(22,940,778)	(21,663,369)

Total assets less current liabilities		102,193,205	105,931,277

Financed by:
Shareholders’ equity:
Share capital	24	1,332,324	1,331,390
Share premium		52,539,302	52,483,266
Reserves	11(b)	1,719,331	1,719,331
Retained profits:
2003 proposed final dividend	11(a)	—	1,255,317
Others		15,635,253	12,826,186

Shareholders’ equity		71,226,210	69,615,490

Non-current liabilities:
Long-term bank loans	22	30,866,987	36,212,791
Obligations under finance leases	23, 27(b)	98,437	99,719
Other long-term liabilities		1,571	3,277

Total non-current liabilities		30,966,995	36,315,787

		102,193,205	105,931,277

Unaudited Condensed Consolidated Statement of Changes in Equity

For the six months ended 30 June 2004

(Expressed in thousands of RMB)

	Unaudited
	Share capital	Share premium	Revaluation reserve	Statutory reserve	Retained profits	Total

Balance at 1 January 2004	1,331,390	52,483,266	176,853	1,542,478	14,081,503	69,615,490
Exercise of share options (Note 25)	934	56,036	—	—	—	56,970
Profit for the period	—	—	—	—	2,809,910	2,809,910
Dividends (Note 11(a))	—	—	—	—	(1,256,160)	(1,256,160)

Balance at 30 June 2004	1,332,324	52,539,302	176,853	1,542,478	15,635,253	71,226,210

	Unaudited
	Share capital	Share premium	Revaluation reserve	Statutory reserve	Retained profits	Total

Balance at 1 January 2003	1,331,371	52,482,127	176,853	1,123,212	11,538,972	66,652,535
Profit for the period	—	—	—	—	2,385,273	2,385,273
Dividends (Note 11(a))	—	—	—	—	(1,255,300)	(1,255,300)

Balance at 30 June 2003	1,331,371	52,482,127	176,853	1,123,212	12,668,945	67,782,508

Unaudited Condensed Consolidated Cash Flow Statement

For the six months ended 30 June 2004

(Expressed in thousands of RMB)

		Unaudited
		Six months ended 30 June
	Note	2004	2003

Net cash inflow from operations	(a)	15,005,635	13,425,596
Interest received		46,629	125,200
Interest paid		(1,229,839)	(1,348,929)
Dividends received		—	2,531
Dividends paid to minority owners of subsidiaries		—	(1,732)
PRC income tax paid		(827,092)	(899,729)

Net cash inflow from operating activities		12,995,333	11,302,937

Investing activities
Purchase of property, plant and equipment		(8,926,442)	(10,744,473)
Sale of property, plant and equipment		23,734	8,049
Decrease in short-term bank deposits		248,903	3,120,438
Payment of direct acquisition cost of Unicom New Century		(4,566)	(42,029)
Payment of direct acquisition cost of Unicom New World		(11,234)	—
Sale of Guoxin Paging		450,000	—
Purchase of trading securities		—	(83,857)
Sale of trading securities		—	79,055
Sale of investment securities		—	6,048
Purchase of other assets		(181,334)	(156,758)

Net cash outflow from investing activities		(8,400,939)	(7,813,527)

Financing activities
Proceeds from exercise of share options		56,970	—
Decrease of payables to Unicom Group		—	(724,127)
Proceeds from short-term bank loans		4,304,937	4,793,366
Proceeds from long-term bank loans		7,656,613	3,505,447
Repayment of short-term bank loans		(6,278,329)	(3,874,500)
Repayment of long-term bank loans		(9,700,078)	(10,158,616)
Dividends paid (Note 11(a))		(1,256,160)	(1,255,300)

Net cash outflow from financing activities		(5,216,047)	(7,713,730)

Net decrease in cash and cash equivalents		(621,653)	(4,224,320)
Cash and cash equivalents, beginning of period		9,169,936	14,433,498

Cash and cash equivalents, end of period		8,548,283	10,209,178

Analysis of the balances of cash and cash equivalents:
Cash balances		5,408	5,547
Bank balances		8,592,033	10,203,631
Less: Restricted bank deposit	(i)	(49,158)	—

		8,548,283	10,209,178

Note (i):       As of 30 June 2004, approximately RMB49.2 million bank balances (31 December 2003: RMB50.0 million) was restricted by the bank to secure for long-term bank loans.

(a)          The reconciliation of profit before taxation to net cash inflow from operations is as follows:

	Unaudited
	Six months ended 30 June
	2004	2003

Profit before taxation	4,072,333	3,353,695
Adjustments for:
Depreciation and amortisation	9,248,386	8,179,435
Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	3,051,251	3,104,225
Interest income	(44,337)	(104,909)
Interest expense	954,700	1,004,362
Loss on disposal of property, plant and equipment	4,480	46,011
Provision for impairment loss of property, plant and equipment	—	535,068
Provision for doubtful debts	1,245,075	854,954
Dividends from investment securities	—	(2,531)
Realised gains on trading securities	—	(7,902)
Unrealised gains on trading securities	—	(14,489)
Realised gains on investment securities	—	(3,345)

Operating profit before working capital changes	18,531,888	16,944,574
Increase in accounts receivable	(1,851,407)	(893,224)
Decrease in inventories	145,624	1,353,268
Increase in other assets	(1,587,572)	(2,539,986)
Increase in prepayments and other current assets	(372,036)	(864,649)
Decrease/(increase) in amounts due from domestic carriers	3,788	(62,098)
(Increase)/decrease in amounts due from related parties	(280,186)	71,663
Increase/(decrease) in payables and accrued liabilities	593,071	(561,372)
Decrease in advances from customers	(322,198)	(677,140)
Increase in amounts due to domestic carriers	215,193	43,118
(Decrease)/increase in amounts due to related parties	(70,530)	611,442

Net cash inflow from operations	15,005,635	13,425,596

(b)         Supplemental information:

Payables to equipment suppliers for construction-in-progress during the six months ended 30 June 2004 decreased by approximately RMB1,441 million (2003: RMB2,603 million).

Notes to the Unaudited Condensed Consolidated Interim Accounts

(Amounts expressed in RMB unless otherwise stated)

1.             PRINCIPAL ACTIVITIES

China Unicom Limited (the “Company”) was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”), the People’s Republic of China (the “PRC”) on 8 February 2000. The principal activities of the Company are investment holding and the Company’s subsidiaries are engaged in the provision of GSM and CDMA cellular, data, Internet and long distance services in the PRC. The GSM and CDMA business hereinafter collectively refer to as the “Cellular Business”. The Company and its subsidiaries are hereinafter referred to as the “Group”.

In 2003, the Company acquired the entire equity interests in Unicom New World Telecommunications Corporation Limited (a limited liability company established in the PRC, hereinafter referred to as “Unicom New World”) from its ultimate parent company, China United Telecommunications Corporation (a state-owned enterprise established in the PRC, hereinafter referred to as “Unicom Group”). The Company has adopted the purchase method of accounting for this acquisition, and the identifiable assets and liabilities acquired were recorded based on their respective fair values as of 31 December 2003. The excess of the purchase consideration over the fair value of the net assets acquired has been recorded as goodwill, amounting to approximately RMB1,145 million, which is amortised using the straight-line method over a period of 20 years. The effective date of this acquisition was 31 December 2003, accordingly, the operating results of Unicom New World have been included in the unaudited condensed consolidated income statement of the Group for the six months ended 30 June 2004. Operating revenue and net profit for the six months ended 30 June 2004 of Unicom New World amounted to approximately RMB4,348 million and RMB186 million respectively.

At the same time, the Company’s wholly-owned subsidiary, China Unicom Corporation Limited (hereinafter referred to as “CUCL”), sold the entire equity interests in Guoxin Paging Corporation Limited (a limited liability company established in the PRC, hereinafter referred to as “Guoxin Paging”) to Unicom Group. The disposal is consistent with the Group’s long term strategy to focus its activities in the core telecommunication business. The sale of Guoxin Paging became effective on 31 December 2003 after all the conditions to the sale were satisfied, a substantial portion of the cash consideration was settled by Unicom Group, and ownership as well as control was passed to Unicom Group. The difference between the sale proceeds and the net assets of Guoxin Paging as of 31 December 2003 was recorded as a loss on sale of discontinued operation in 2003. Since the effective date of this sale was 31 December 2003, the operating results of Guoxin Paging were not included in the unaudited condensed consolidated income statement of the Group for the six months ended 30 June 2004. Guoxin Paging subsequently changed its name to Unicom New Guoxin Telecommunications Corporation Limited (hereinafter referred to as “New Guoxin”) on 29 April 2004.

Details of the aforementioned acquisition and sale have already been set forth in the related shareholders’ circular “Connected Transactions” of the Company dated 26 November 2003 and the Company’s 2003 annual report.

After the above acquisition and sale, the Company expanded its Cellular Business’s geographical coverage to 30 provinces, municipalities or autonomous regions in the PRC (which covers the whole mainland China apart from Guizhou Province) and discontinued its nationwide paging services in the PRC.

2.             BASIS OF PREPARATION AND ACCOUNTING POLICIES

These unaudited condensed consolidated interim accounts are prepared in accordance with Hong Kong Statement of Standard Accounting Practice (“HK SSAP”) 25 “Interim Financial Reporting” issued by the Hong Kong Society of Accountants (“HKSA”). The condensed consolidated interim accounts are unaudited but have been reviewed by the Audit Committee of the Company. In addition, PricewaterhouseCoopers (“PwC”), the auditors of the Company, have reviewed the unaudited condensed consolidated interim accounts for the six months ended 30 June 2004 in accordance with the Statements of Auditing Standards 700 “Engagement to Review Interim Financial Reports” issued by the HKSA. PwC’s unmodified independent review report to the Board of Directors was included in this 2004 interim report.

The unaudited condensed consolidated interim accounts include the financial information of the Company and its subsidiaries. These unaudited condensed consolidated interim accounts should be read in conjunction with the 2003 annual report. The details of the Company’s subsidiaries are set out in Note 25 to the audited financial statements included in its 2003 annual report.

Pursuant to the HKSA’s standards improvement process, the Hong Kong Financial Reporting Standard Committee of the HKSA has undertaken a special project to achieve convergence with the International Financial Reporting Standards. Under the convergence principles, the HKSA will adopt the revised International Accounting Standards (“IAS”) as Hong Kong Accounting Standards (“HKAS”). The convergence project is designed to achieve full convergence of the existing HK SSAP with IAS by (i) adoption of the revisions made to the IAS as a result of the improvement project of the International Accounting Standards Board, (ii) elimination of existing differences between HK SSAP and their IAS equivalents, and (iii) issuance of new accounting standards to adopt the remaining IAS as new HKAS. The revised or new HKAS will become effective for accounting periods beginning on or after 1 January 2005. As part of this convergence project, certain new HKAS pronouncements have already been issued in 2004. The Group is currently assessing the effect of these new pronouncements on its financial statements.

3.             OPERATING REVENUE

Operating revenue primarily comprises usage fees, monthly fees, interconnection revenue, leased line rental income and sales of telecommunications products earned by the Group from GSM, CDMA, data, Internet, long distance and paging services. Tariffs for these services are subject to regulations by various government authorities, including the State Development and Reform Commission, the Ministry of Information Industry (“MII”) and the provincial price regulatory authorities.

Operating revenue is net of business tax and government surcharges.

4.    PROFIT BEFORE TAXATION

Profit before taxation is stated after charging and crediting the following:

		Unaudited
		Six months ended 30 June
	Note	2004	2003
		RMB’000	RMB’000

After charging/(crediting):
Dividends from investment securities	7	—	(2,531)
Realised gains on trading securities	7,13	—	(7,902)
Unrealised gains on trading securities	7,13	—	(14,489)
Realised gains on investment securities	7	—	(3,345)

Interest income		(44,337)	(104,909)

Interest expense:	6	1,214,399	1,295,232
Less: amounts capitalised in construction-in-progress	6	(259,699)	(290,870)
Total interest expenses	6	954,700	1,004,362

Depreciation:
- Assets held under finance leases	17	6,077	6,077
- Other assets		8,879,236	7,842,294
Total depreciation	17	8,885,313	7,848,371

Amortisation of goodwill	18	85,743	58,140

Other amortization	19	277,330	272,924

Amortisation of deferred customer acquisition costs of contractual CDMA subscribers	16(a)	3,051,251	3,104,225

Loss on disposal of property, plant and equipment	5	4,480	46,011

Operating lease expense:
- Leased lines		383,098	403,716
- CDMA network capacities	26(a)	3,047,478	1,548,493
- Other leasing expense	5	558,782	412,747
Total operating lease expense		3,989,358	2,364,956

Provision for doubtful debts:
- GSM Business		736,217	628,731
- CDMA Business		391,838	160,417
- Data and Internet Business		78,115	31,873
- Long Distance Business		38,905	26,944
- Paging Business		—	6,989
Total provision for doubtful debts	5	1,245,075	854,954

Cost of inventories		1,508,988	1,401,982

Write-down of inventories to net realisable value		3,627	25,308

4.    PROFIT BEFORE TAXATION (continued)

		Unaudited
		Six months ended 30 June
	Note	2004	2003
		RMB’000	RMB’000

After charging/(crediting):

Personnel:
- Salaries and wages		1,629,088	1,718,809
- Contributions to defined contribution pension schemes	8	147,859	151,245
- Contributions to supplementary defined contribution pension schemes	8	29,760	19,927
- Special monetary housing benefits	9	3,010	90,724
- Contributions to other housing fund		110,384	81,421
- Other housing benefits		188,009	162,222
Total personnel		2,108,110	2,224,348

Additional provision for impairment of property, plant and equipment	5	—	535,068

Net exchange gains	7	(729)	(1,015)

5.    GENERAL, ADMINISTRATIVE AND OTHER EXPENSES

	Unaudited
	Six months ended 30 June
	2004	2003
	RMB’000	RMB’000

Operating lease rental expenses	558,782	412,747
Repair and maintenance expenses	880,396	608,690
Provision for doubtful debts	1,245,075	854,954
Loss on disposal of property, plant and equipment	4,480	46,011
Provisions for impairment of property, plant and equipment	—	535,068
Traveling, entertainment and meeting expenses	578,352	500,769
Power and water charges	776,347	512,686
Office expenses	333,923	460,587
Other	764,529	657,650

	5,141,884	4,589,162

6.    FINANCE COSTS

	Unaudited
	Six months ended 30 June
	2004	2003
	RMB’000	RMB’000

Interest on bank loans repayable over 5 years	35,444	25,754
Interest on bank loans repayable within 5 years	1,178,955	1,269,478
Less: Amounts capitalised in construction-in-progress	(259,699)	(290,870)

Total interest expenses	954,700	1,004,362
Bank charges	6,747	14,982

	961,447	1,019,344

7.    OTHER (INCOME) EXPENSES, NET

	Unaudited
	Six months ended 30 June
	2004	2003
	RMB’000	RMB’000

Dividends from investment securities	—	(2,531)
Realised gains on trading securities	—	(7,902)
Unrealised gains on trading securities	—	(14,489)
Realised gains on investment securities	—	(3,345)
Net exchange gains	(729)	(1,015)
Other	(41,751)	39,267

	(42,480)	9,985

8.    RETIREMENT BENEFITS

All the full time employees of the Group are covered by a state-sponsored pension scheme under which the employees are entitled to an annual pension equal to their basic salaries on their retirement dates. The PRC government is responsible for the pension liability to these retired employees. The Group was required to make defined contributions to the pension scheme at the rate of 19% for the six months ended 30 June 2004 (2003: 19%) of the employees’ basic salaries. Under this scheme, the Group has no obligation for post-retirement benefits beyond the annual contributions.

In addition, effective from 11 August 1998, a supplementary defined contribution pension plan managed by an independent insurance company was established. Under this plan, the Group makes a monthly defined contribution of 2% to 6% of the monthly salary of each employee (2003: 2% to 6%). There were no vested benefits attributable to past services upon adoption of the plan.

Retirement benefits charged to the income statement were as follows:

	Unaudited
	Six months ended 30 June
	2004	2003
	RMB’000	RMB’000

Contributions to defined contribution pension schemes	147,859	151,245
Contributions to supplementary defined contribution pension schemes	29,760	19,927

9.    HOUSING BENEFITS

In 2001, the Group finalised its monetary housing benefit scheme as a special employee incentive scheme for all qualified employees.

For the six months ended 30 June 2004 and 2003, certain provinces were expected to achieve the annual performance budget and thus were approved by management to distribute and pay out such monetary housing benefits. The provision for special monetary housing benefits for qualified employees of these provinces for the six months ended 30 June 2004 and 2003 amounted to approximately RMB3,010,000 and RMB90,724,000 respectively. The remaining provinces have not accrued for these special monetary housing benefits since they are not expected to achieve their annual performance budget in 2004 and accordingly, no provision for such benefits was made.

10.  TAXATION

Provision for taxation represents:

	Unaudited
	Six months ended 30 June
	2004	2003
	RMB’000	RMB’000

Provision for PRC enterprise income tax on the estimated taxable profits for the period	1,224,703	1,092,848
Deferred taxation	37,720	(126,678)

	1,262,423	966,170

There is no Hong Kong profits tax liability as the Group did not have any assessable income sourced from Hong Kong for the six months ended 30 June 2004 and 2003.

The income tax liabilities of the Group were assessed as follows:

(a)          The tax liabilities of CUCL, its wholly-owned subsidiaries and Unicom New Century Telecommunication Corporation Limited (“Unicom New Century”) for the six months ended 30 June 2004 and 2003 were assessed in accordance with FIE (“Foreign Investment Enterprises”) taxation requirements on a consolidated basis as a single entity and settled income tax liabilities centrally in Beijing as approved by the tax authority; and

(b)         Various provincial branches/municipal cities of CUCL, Unicom New Century and Unicom New World were granted a preferential treatment by tax authorities whereby their enterprise income tax was assessed at rates of 30%, 15% or 10% for the six months ended 30 June 2004 and 2003. The remaining provincial branches were assessed at a tax rate of 33%.

10.  TAXATION (continued)

The reconciliation of PRC enterprise income tax between the statutory tax rate of 33% and the effective tax rate actually recorded in the income statement is as follows:

	Unaudited
	Six months ended 30 June
	2004	2003

PRC
Statutory tax rate of 33%	33.0%	33.0%
Non-deductible expenses	1.0	0.4
Effect of preferential tax rates	(2.9)	(4.7)

Effective PRC income tax rate	31.1%	28.7%

Hong Kong
Statutory tax rate of 17.5%	17.5%	17.5%
Non-taxable income:
- Interest income	(17.5)	(17.5)

Effective HK income tax rate	—	—

Total overall effective income tax rate	31.0%	28.8%

Tax effect of preferential tax rate is as follows:

	Unaudited
	Six months ended 30 June
	2004	2003

Aggregate amount (RMB in millions)	117.4	157.9
Per share effect (RMB)	0.009	0.013

The movement of the deferred tax assets is as follows:

	Unaudited	Audited
	Six months ended
	30 June 2004	Year 2003
	RMB’000	RMB’000

Balance, beginning of period	1,198,749	1,815,234
Acquisition of Unicom New World	—	206,928
Deferred taxation charged to income statement	(37,720)	(823,413)

Balance, end of period	1,161,029	1,198,749

10.  TAXATION (continued)

Deferred taxation as of period-end represented the taxation effect of the following temporary differences:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Deferred tax assets:
Interest on loans from CCF joint ventures	194,897	256,673
Loss arising from terminations of CCF Arrangements	212,639	236,249
Income tax on advances from customers for telephone cards	13,904	261,467
Provision for impairment loss for property, plant and equipment	4,721	4,875
Provision for doubtful debts of Cellular Business	936,212	534,839
Write-off of other assets	4,058	7,563
Write-down of inventories to net realisable value	17,331	15,905
Amortisation of retirement benefits	15,016	18,549
Additional depreciation deductible for tax purpose	61,085	101,267
Monetary housing benefits	36,205	56,826
Other	15,457	36,917

	1,511,525	1,531,130

Deferred tax liabilities:
Change of depreciation period	(8,275)	(28,268)
Capitalised interest already deducted for tax purpose	(342,221)	(304,113)

	(350,496)	(332,381)

Net deferred tax assets	1,161,029	1,198,749

Less: Current portion of deferred tax assets	(981,660)	(873,849)

	179,369	324,900

11.  PROFITS ATTRIBUTABLE TO SHAREHOLDERS

(a)          At the annual general meeting held on 12 May 2004, the shareholders of the Company approved the payment of final dividend of RMB0.10 per ordinary share for the year ended 31 December 2003 totalling RMB1,256,159,607 (year ended 31 December 2002: RMB1,255,299,607), which has been reflected as an appropriation of retained profits for the six months ended 30 June 2004. As of 30 June 2004, such dividends have been paid by the Company.

(b)         For the six months ended 30 June 2004, the Group has not made any appropriation to reserves or declared any dividends to the shareholders (2003: Nil).

12.  EARNINGS PER SHARE

Basic earnings per share for the six months ended 30 June 2004 and 2003 were computed by dividing the profit attributable to shareholders of approximately RMB2,809,910,000 and RMB2,385,273,000 by the weighted average number of 12,559,962,334 shares and 12,552,996,070 shares during the periods respectively.

Diluted earnings per share for the six months ended 30 June 2004 and 2003 were computed by dividing the profit attributable to shareholders by the weighted average number of ordinary shares in issue during the periods, after adjusting for the effects of the dilutive potential ordinary shares. All potential dilutive ordinary shares arose from share options granted under (i) the amended Pre-Global Offering Share Option Scheme; and (ii) the amended Share Option Scheme as describe in Note 25. For the six months ended 30 June 2004, all potential dilutive shares, which if converted to ordinary shares would decrease earnings per share. For the six months ended 30 June 2003, there was no dilution of earnings per share after taking into account of the dilutive effect of the share options. The anti-dilutive shares arising from the share options of approximately 31,944,000 shares (2003: 60,735,000 shares) were not included in the calculation of diluted earnings per share.

13.  TRADING SECURITIES

Trading securities represented listed equity securities in the PRC, which are carried at fair value. The realised gains on trading securities for the six months ended 30 June 2003 amounted to approximately RMB7,902,000 and the unrealised gains amounted to RMB14,489,000. No trading securities are maintained by the Group after the sale of Guoxin Paging on 31 December 2003.

14.  ACCOUNTS RECEIVABLE, NET

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Accounts receivable for GSM services	5,067,742	5,268,041
Accounts receivable for CDMA services	3,239,847	2,408,093
Accounts receivable for Data and Internet services	617,843	696,802
Accounts receivable for Long Distance services	435,338	587,570

Sub-total	9,360,770	8,960,506

Less: Provision for doubtful debts for GSM services	(2,181,647)	(2,716,396)
Provision for doubtful debts for CDMA services	(839,040)	(508,970)
Provision for doubtful debts for Data and Internet services	(92,903)	(158,313)
Provision for doubtful debts for Long Distance services	(169,301)	(105,280)

	6,077,879	5,471,547

The aging analysis of accounts receivable was as follows:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Not yet due (within credit period)	4,158,012	3,433,584
Due within three months	1,580,587	1,744,568
Three months to six months	1,265,379	750,719
Six months to one year	1,143,082	1,299,386
More than one year	1,213,710	1,732,249

	9,360,770	8,960,506

The normal credit period granted by the Group is on average 30 days from the date of invoice.

Provision for doubtful debts was analysed as follows:

	Unaudited	Audited
	Six months ended
	30 June 2004	Year 2003
	RMB’000	RMB’000

Balance, beginning of period	3,488,959	1,733,972
Provision for the period	1,245,075	1,749,887
Acquisition of Unicom New World	—	199,904
Sale of Guoxin Paging	—	(64,664)
Written-off for the period	(1,451,143)	(130,140)

Balance, end of period	3,282,891	3,488,959

15.  INVENTORIES

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Handsets	995,095	1,133,027
Telephone cards	843,104	855,183
Other	185,531	181,144

	2,023,730	2,169,354

16.  PREPAYMENTS AND OTHER CURRENT ASSETS

		Unaudited	Audited
	Note	30 June 2004	31 December 2003
		RMB’000	RMB’000

Prepaid rental		222,973	233,461
Deposits and prepayments		1,968,399	1,624,874
Interest receivable		2,579	4,872
Advances to employees		206,366	164,487
Deferred customer acquisition costs of contractual CDMA subscribers	(a)	366,133	535,521
Other		246,017	584,562

		3,012,467	3,147,777

The aging analysis of prepayments and other current assets was as follows:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Within one year	2,931,822	3,109,944
Over one year	80,645	37,833

	3,012,467	3,147,777

16.  PREPAYMENTS AND OTHER CURRENT ASSETS (continued)

Note:

(a)   As part of the arrangement with certain CDMA contractual subscribers under special promotion packages, CDMA handsets were provided to certain subscribers for their use at no additional charge during specified contract periods ranging from 6 months to 2 years.

Under the terms of these contracts, subscribers are required to spend a minimum amount of service fees during the contract period. In addition, to secure future performance, these subscribers are also required to (i) prepay service fees or deposits, (ii) maintain a restricted bank deposits in a designated commercial banks to secure the minimum contract amount, or (iii) provide the Group with a guarantor who will compensate the Group for any loss upon their non-performance. The costs of CDMA handsets under the above contractual arrangements are treated as deferred customer acquisition costs, to the extent recoverable based on management periodic assessment, and are amortised over the contractual period (not exceeding 2 years) to match with the Group’s minimum contract revenue.

For the six months ended 30 June 2004, amortisation of these deferred customer acquisition costs of contractual CDMA subscribers amounted to approximately RMB3,051 million (2003: RMB3,104 million), which was recorded in “selling and marketing” expenses. As of 30 June 2004, the carrying amount of unamortised deferred customer acquisition costs of contractual CDMA subscribers totaled approximately RMB3,247 million (2003: RMB4,447 million), with approximately RMB366 million (2003: RMB536 million) recorded in “prepayment and other current assets” (for contract period within 1 year) and with approximately RMB2,881 million (2003: RMB3,911 million) recorded in “other assets” (for contract period over 1 year) (see Note 19).

As of 30 June 2004, the carrying amount of prepaid service fees and deposits obtained by the Group under the above contracts amounted to RMB1,887 million and RMB139 million (2003: RMB2,366 million and RMB153 million) respectively.

17.  PROPERTY, PLANT AND EQUIPMENT, NET

	Unaudited						Audited
	Six months ended 30 June 2003						Year 2003
			Office
	Land use	Telecommuni-	furniture,
	rights and	cations	fixtures	Leasehold	Construction-
	buildings	equipment	and others	improvements	in-progress	Total	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost or valuation:
Beginning of period	13,103,955	115,221,436	4,494,776	1,054,779	21,741,746	155,616,692	138,317,709
Additions	67,595	178,732	73,681	48,340	7,377,403	7,745,751	18,806,907
Acquisition of Unicom New World	—	—	—	—	—	—	12,106,458
Transfer from CIP	1,055,671	5,332,463	141,938	25,286	(6,555,358)	—	—
Sale of Guoxin Paging	—	—	—	—	—	—	(12,421,053)
Disposals	(15,185)	(51,883)	(23,238)	(82,727)	—	(173,033)	(1,193,329)

End of period	14,212,036	120,680,748	4,687,157	1,045,678	22,563,791	163,189,410	155,616,692

Representing:
At cost	11,841,263	120,680,748	4,687,157	1,045,678	22,563,791	160,818,637	153,245,919
At valuation	2,370,773	—	—	—	—	2,370,773	2,370,773

	14,212,036	120,680,748	4,687,157	1,045,678	22,563,791	163,189,410	155,616,692

Accumulated depreciation and impairment:
Beginning of period	1,524,647	33,821,346	1,641,112	510,432	14,307	37,511,844	30,831,080
Charge for the period	347,718	8,029,989	424,696	82,910	—	8,885,313	15,975,271
Impairment losses	—	—	—	—	—	—	528,048
Sale of Guoxin Paging	—	—	—	—	—	—	(8,773,970)
Disposals	(3,262)	(41,608)	(17,222)	(82,727)	—	(144,819)	(1,048,585)

End of period	1,869,103	41,809,727	2,048,586	510,615	14,307	46,252,338	37,511,844

Net book value:
End of period	12,342,933	78,871,021	2,638,571	535,063	22,549,484	116,937,072	118,104,848

Beginning of period	11,579,308	81,400,090	2,853,664	544,347	21,727,439	118,104,848	107,486,629

As of 30 June 2004, prepayments for property, plant and equipment to be used in construction amounting to approximately RMB1,323 million (2003: RMB1,431 million) have been included in construction-in-progress.

For the six months ended 30 June 2004, interest of approximately RMB260 million (2003: RMB291 million) was capitalised to construction-in-progress.

As of 30 June 2004, the cost or valuation of land use rights (located in the PRC) and the accumulated depreciation amounted to approximately RMB328 million and RMB69 million respectively (2003: RMB303 million and RMB61 million).

17.  PROPERTY, PLANT AND EQUIPMENT, NET (continued)

Land use rights and buildings of the Group as of 31 March 2000 were valued by Sallmanns (Far East) Ltd., registered property valuers in Hong Kong, using the replacement cost or open market value approach, as appropriate. The resulting revaluation surplus amounted to RMB83 million. The additional depreciation attributable to the revaluation surplus amounted to approximately RMB2.08 million for the six months ended 30 June 2004 (2003: RMB4.40 million). As of 30 June 2004, for these land use right and buildings stated at revalued amounts, their carrying amount would have been approximately RMB1,739 million (2003: RMB1,783 million) had they been carried at cost less accumulated depreciation.

As of 30 June 2004, net book value of telecommunications equipment held under finance leases amounted to approximately RMB141 million (2003: RMB147 million).

For the six months ended 30 June 2004, the Group recogaised losses on disposal of property, plant and equipment of approximately RMB4.48 million (2003: RMB46 million).

18.  GOODWILL

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Cost:
Goodwill arising from acquisition of Unicom New Century	2,284,749	2,284,749
Goodwill arising from acquisition of Unicom New World	1,144,957	1,144,957

	3,429,706	3,429,706
Less: Accumulated amortisation	(199,981)	(114,238)

	3,229,725	3,315,468

Goodwill arising from the acquisition of Unicom New Century and Unicom New World represented the excess of purchase consideration over the fair value of the separately identifiable net assets acquired. The amortisation charge of goodwill amounted to approximately RMB85,743,000 for the six months ended 30 June 2004 (2003: RMB58,140,000).

19.  OTHER ASSETS

		Unaudited	Audited
	Note	30 June 2004	31 December 2003
		RMB’000	RMB’000

Interconnection facilities		501,746	613,622
Other		1,659,062	1,588,839

		2,160,808	2,202,461
Less: Accumulated amortisation		(1,223,797)	(1,162,464)

		937,011	1,039,997
Prepaid rental and leased line		970,182	897,783
Deferred customer acquisition costs of contractual
CDMA subscribers	16(a)	2,880,624	3,911,650

		4,787,817	5,849,430

For the six months ended 30 June 2004, amortisation of other assets, excluding deferred customer acquisition costs of contractual CDMA subscribers and prepaid rental and leased line, amounted to approximately RMB277,330,000 (2003: RMB272,924,000).

20.  PAYABLES AND ACCRUED LIABILITIES

		Unaudited	Audited
	Note	30 June 2004	31 December 2003
		RMB’000	RMB’000

Payables to contractors and equipment suppliers		10,346,942	11,789,366
Accrued expenses		1,501,574	1,417,750
Payables to telecommunications products suppliers		1,395,491	1,346,784
Customer deposits		1,124,652	1,198,812
Salary and welfare payables		756,687	494,794
Amounts due to Services Provider/Content Provider		509,970	369,330
Other	(a)	606,955	481,584

		16,242,271	17,098,420

Note:

(a)   Other includes miscellaneous accruals for housing fund and other government surcharges.

The aging analysis of payables and accrued liabilities was as follows:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Less than six months	11,775,963	12,253,057
Six months to one year	3,015,976	3,051,167
More than one year	1,450,332	1,794,196

	16,242,271	17,098,420

21.  SHORT-TERM BANK LOANS

Interest rates on RMB denominated short-term bank loans ranged from 4.54% to 5.02% per annum for the six months ended 30 June 2004 (2003: 4.54% to 5.31% per annum). In addition, there were approximately HK$655 million of HK$ denominated short-term bank loans as of 30 June 2004, which carried an interest rate of 0.22% over HIBOR per annum.

As of 30 June 2004, short-term bank loans of approximately RMB70 million (2003: RMB70 million) were guaranteed by Unicom Group.

As of 30 June 2004, short-term bank loans of approximately RMB250 million (2003: RMB520 million) were secured by the future service fee revenue to be generated by the cellular operations.

22.  LONG-TERM BANK LOANS

		Unaudited	Audited
		30 June 2004	31 December 2003
	Interest rate and final maturity	RMB’000	RMB’000

RMB	Fixed interest rate ranging from 4.44% to
denominated bank loans	5.73% (2003: 4.44% to 5.76%) per
	annum with maturity through 2010
	(2003: maturity through 2009) (Note (a))

- secured		7,648,886	10,622,366
- unsecured		23,785,297	26,994,612

		31,434,183	37,616,978

USD	Floating interest rate of USD LIBOR plus
denominated bank loans	interest margin of 0.28% to 0.44% per
	annum with maturity through 2010 (Note (b))
		9,932,178	5,793,690

Less: Current portion		(10,499,374)	(7,197,877)

		30,866,987	36,212,791

The repayment schedule of the long-term bank loans was as follows:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Balances due:
- not later than one year	10,499,374	7,197,877
- later than one year and not later than two years	9,832,006	15,549,832
- later than two years and not later than five years	19,379,561	18,837,560
Thereafter	1,655,420	1,825,399

	41,366,361	43,410,668
Less: Portion classified as current liabilities	(10,499,374)	(7,197,877)

	30,866,987	36,212,791

22.  LONG-TERM BANK LOANS (continued)

(a)         As of 30 June 2004, long-term bank loans denominated in RMB were secured by the following:

(i)            approximately RMB7,649 million (2003: RMB10,622 million) of long-term bank loans were secured by the future service fee revenue to be generated by the cellular operations of the relevant branches. Included in these long-term bank loans, approximately RMB3,279 million (2003: RMB3,600 million) were also guaranteed by Unicom Group;

(ii)         in addition to the above, approximately RMB6,985 million (2003: RMB8,004 million) of long-term bank loans were guaranteed by Unicom Group; and

(iii)      approximately RMB49.2 million (2003: RMB50.0 million) of long-term bank loans were secured by restricted bank deposits.

(b)        On 26 September 2003, the Company signed an agreement with 13 financial institutions for a long-term syndicated loan of USD0.7 billion. This facility was split into 3 tranches (i) USD0.2 billion 3-year loan; (ii) USD0.3 billion 5-year loan; and (iii) USD0.2 billion 7-year loan and carried an interest rate of 0.28%, 0.35% and 0.44% over US dollar LIBOR per annum for each tranche respectively. In October 2003, the Company and CUCL entered into an agreement to lend the bank loans to CUCL with similar terms to finance the network constructions of CUCL.

On 25 February 2004, CUCL signed an agreement with various financial institutions for a long-term syndicated loan of USD0.5 billion to finance the working capital and network construction expenditure. This facility was repayable in 3 years and carried an interest rate of 0.40% over US dollar LIBOR per annum.

23.  OBLIGATIONS UNDER FINANCE LEASES

Obligations under finance leases were analysed as follows:

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Total minimum lease payments under finance leases repayable:
- not later than one year	30,248	25,926
- later than one year and not later than five years	34,659	34,659
- later than five years	141,431	145,753

	206,338	206,338
Less: Future finance charges	(77,653)	(81,184)

Present value of minimum obligations	128,685	125,154

Representing obligations under finance leases:
- current liabilities	30,248	25,435
- non-current liabilities	98,437	99,719

The present value of obligations under finance leases:
- not later than one year	30,248	25,435
- later than one year and not later than five years	28,224	28,224
- later than five years	70,213	71,495

	128,685	125,154
Less: Portion classified as current liabilities	(30,248)	(25,435)

	98,437	99,719

Interest rate of obligations under finance leases is at 6% per annum.

24.  SHARE CAPITAL

	Unaudited	Audited
	30 June 2004	31 December 2003
	HK$’000	HK$’000

Authorised:
30,000,000,000 ordinary shares of HK$0.1 each	3,000,000	3,000,000

		Unaudited			Audited
		30 June 2004			31 December 2003
		Number of		RMB	Number of		RMB
		shares		equivalent	shares		equivalent
	Note	(‘000)	HK$’000	RMB’000	(‘000)	HK$’000	RMB’000

Issued and fully paid:
Unicom BVI		9,725,000	972,500	1,030,850	9,725,000	972,500	1,030,850
Public investors	(a)	2,836,962	283,696	301,474	2,828,172	282,817	300,540

		12,561,962	1,256,196	1,332,324	12,553,172	1,255,317	1,331,390

Note (a):    Increase of 8,790,000 ordinary shares for the six months ended 30 June 2004 represented the ordinary shares issued under the share option scheme (Note 25).

25           SHARE OPTION SCHEME

The Company adopted a share option scheme (the “Share Option Scheme”) and a fixed award pre-global offering share scheme (“Pre-Global Offering Share Option Scheme”) on 1 June 2000 for the granting of share options to qualified employees, with terms amended on 13 May 2002 to comply with the requirements set out in the New Chapter 17 of the Listing Rules.

Movements in the number of share options outstanding are as follows:

	Number of share options involved
	Unaudited	Audited
	Six months ended
	30 June 2004	Year 2003

Balance, beginning of period	172,367,400	69,868,600
Granted	—	105,956,000
Exercised	(8,790,000)	(176,000)
Cancelled	—	(3,281,200)

Balance, end of period	163,577,400	172,367,400

25   SHARE OPTION SCHEME (continued)

As of 30 June 2004, information of outstanding options were summarised as follows:

		The price per
	The period during	share to be paid	Number of shares	Number of shares
	which an option	on exercise of	outstanding as of	outstanding as of
Date of options granted	may be exercised	options	30 June 2004	31 December 2003

Shares granted under
the Pre-Global Offering
Share Option Scheme:

22 June 2000	22 June 2002 to	HK$15.42	25,436,600	25,436,600
	21 June 2010

Shares granted under
the Share Option Scheme:

30 June 2001	30 June 2001 to	HK$15.42	6,508,000	6,508,000
	21 June 2010

2 August 2002	10 July 2003 to	HK$6.18	26,042,800	34,466,800
	9 July 2008

21 May 2003	21 May 2004 to	HK$4.30	105,224,000	105,590,000
	20 May 2009

30 May 2003	21 May 2004 to	HK$4.66	366,000	366,000
	20 May 2009

			163,577,400	172,367,400

Details of share options exercised during the period were as following:

		Weighted average
		closing price per
		share immediately
Period of option		before days of
exercised	Exercise price	exercise of options	Proceeds received	Number of
	HK$	HK$	HK$	shares involved

5 January to 15 March 2004	6.18	9.45	52,060,320	8,424,000
25 May to 30 June 2004	4.30	5.84	1,573,800	366,000

			53,634,120	8,790,000

26.  RELATED PARTY TRANSACTIONS

The table set forth below summarises the names of significant related parties and nature of relationship with the Company as of 30 June 2004:

Name of related parties	Nature of relationship with the Company

China United Telecommunications Corporation
(“Unicom Group”)	Ultimate parent company
Unicom NewSpace Co., Ltd (“Unicom NewSpace”)	A subsidiary of Unicom Group
Unicom Xingye Science and Technology Trade Co.
(“Unicom Xingye”)	A subsidiary of Unicom Group
Beijing Unicom Xingye Science and Technology Company Limited
(“Beijing Xingye”)	A subsidiary of Unicom Group
Unicom Import and Export Company Limited (“ Unicom I/E Co”)	A subsidiary of Unicom Group
China Unicom International Limited (“Unicom International”)	A subsidiary of Unicom Group
Unicom International (HK) Limited (“Unicom International (HK)”)	A subsidiary of Unicom Group
Unicom New Horizon Mobile Telecommunications
Company Limited (“Unicom New Horizon”)	A subsidiary of Unicom Group
Unicom New Guoxin Telecommunications Corporation
Limited Limited (“New Guoxin”, originally known as
“Guoxin Paging”, which changed to its present name on
29 April 2004)	A subsidiary of Unicom Group
Unicom Guomai Communications Corporation Limited
(“Unicom Guomai”)	A subsidiary of the Guoxin Paging
UNISK (Beijing) Information Technology Corporation Limited
(“UNISK”)	A joint venture company of Unicom Group
China Unicom Corporation Limited (“CUCL”)	A subsidiary of the Company
Unicom New Century Telecommunications Corporation Limited
(“Unicom New Century”)	A subsidiary of the Company
Unicom New World Telecommunications Corporation Limited
(“Unicom New World”)	A subsidiary of the Company

26.  RELATED PARTY TRANSACTIONS (continued)

(a)   Transactions with Unicom Group and its subsidiaries

The following is a summary of significant recurring transactions carried out with Unicom Group and its subsidiaries. In the director’s opinion, these transactions were carried out on normal commercial terms in the ordinary course of business.

		Unaudited
		Six months ended 30 June
	Note	2004	2003
		RMB’000	RMB’000

Transactions with Unicom Group and its subsidiaries:
Interconnection and roaming revenues	(i)	102,650	473,687
Interconnection and roaming charges	(i)	27,130	125,177
Charges for cellular subscriber value-added
services by New Guoxin	(ii), (iii)	447,541	—
Charges for customers services by New Guoxin	(ii), (iv)	250,102	—
Charges for cellular subscriber value-added
services by UNISK	(v)	1,061	—
Rental charges for premises, equipment and facilities		6,701	12,440
Rental income for premises and facilities	(ii), (vi)	18,595	6,867
Allocation of premises, equipment and facilities usage costs	(vii)	89,034	—
Revenue for leasing of transmission line capacity	(i)	10,494	96,700
Sales of CDMA mobile handsets	(i)	—	10,775
Charges for the international gateway services		7,272	6,666
Leasing of satellite transmission capacity		7,076	16,330
Purchase of telecom cards		561,163	640,957
CDMA network capacity lease rental		3,047,478	1,548,493
Commission expenses for sales agency services
incurred for telecom cards		7,556	9,038
Agency fee incurred for procurement of
telecommunications equipment		19,659	5,242

26.  RELATED PARTY TRANSACTIONS (continued)

(a)   Transactions with Unicom Group and its subsidiaries (continued)

Information presented above for the six months ended 30 June 2004 comprised the following major new related party transactions:

(i)    Additional related party transactions existed between Unicom New World and Unicom Group and its subsidiaries after the acquisition of Unicom New World by the Group on 31 December 2003. The nature, terms and conditions of these additional related party transactions of Unicom New World are substantially the same as those between the Group and Unicom Group, which have been set forth in the shareholders’ circular “Connected Transactions” of the Company issued on 26 November 2003 and the Company’s 2003 annual report.

Prior to 31 December 2003, the Group’s transactions with Unicom New World (previously a subsidiary of Unicom Group) were treated as related party transactions, and had been included in the related party transactions described above for the six months ended 30 June 2003. Such transactions mainly included (i) interconnection and roaming revenues, (ii) interconnection and roaming charges, (iii) revenue for leasing of transmission line capacity, and (iv) sales of CDMA mobile handsets. Upon the acquisition of Unicom New World, these transactions become inter-group transactions and have been eliminated in the Group’s consolidated financial statements starting from 1 January 2004.

(ii)   Related party transactions existed between the Group and New Guoxin after the sale of New Guoxin by CUCL on 31 December 2003. The nature, terms and conditions of these new related party transactions with New Guoxin have been set forth in the shareholders’ circular “Connected Transactions” of the Company issued on 26 November 2003. Such transactions mainly included (i) cellular subscriber value-added services, (ii) customer services, (iii) agency services, and (iv) provision of premises. Upon the sale of New Guoxin, these transactions become related party transactions starting from 1 January 2004. Prior to 31 December 2003, the Group’s transactions with Guoxin Paging were treated as inter-group transactions and have been eliminated in the Group’s consolidated financial statements.

(iii)  Pursuant to the Comprehensive Operator Service Agreement (“Comprehensive Service Agreement”) signed between the Group and New Guoxin dated 20 November 2003, New Guoxin provides operator-based value-added services to the Group’s cellular subscribers through its comprehensive business network. The respective branches of New Guoxin and the Group may agree on the proportion for sharing the revenue derived from such value-added services, on the condition that such agreed proportion for New Guoxin shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region. Subject to the foregoing condition, the proportion of revenue sharing may be adjusted annually.

26.  RELATED PARTY TRANSACTIONS (continued)

(a)   Transactions with Unicom Group and its subsidiaries (continued)

(iv)  Pursuant to the Comprehensive Service Agreement, New Guoxin provides business inquiries, tariff inquiries, account maintenance, complaints handling, and customer interview and subscriber retention services to the Group’s customers through its 1001 paging network. The service fee payable by the Group is calculated on the basis of the customer service costs plus a profit margin, which shall not exceed 10%. The customer service costs were determined by the actual cost per operator seat and the number of effective operating operator seats.

(v)   CUCL and UNISK signed a Cellular Subscriber Value-Added Services Agreement (the “Agreement”) in March 2004. According to the Agreement, CUCL agreed to provide its telecommunication channel and network subscriber resources to UNISK to enable UNISK to provide value-added services to subscribers through CUCL’s cellular telecommunications network and data platform. The Agreement also stipulates that the content service fees paid by subscribers for using UNISK’s value-added services are shared between CUCL and UNISK based on agreed proportion. The content service fees are collected from subscribers by CUCL and the relevant portion is paid to UNISK on a regular basis.

(vi)  Pursuant to the Guoxin Premises Leasing Agreement signed between the Group and New Guoxin dated 20 November 2003, the Group agreed to provide premises to New Guoxin. The rental amount in each case is based on the higher of depreciation costs and market price for similar premises in that locality.

(vii) CUCL, Unicom New Century and Unicom New World entered into the Comprehensive Service Agreements with Unicom Group respectively. Pursuant to these service agreements and related rental arrangement between Unicom Group and Unicom New Horizon regarding the sharing of premises, the Group agreed to provide premises (including premise, air-conditioning, electricity, utilities and other relevant facilities) leased from independent third parties to Unicom New Horizon for its use. The related usage costs were allocated between the Group and Unicom New Horizon based on the actual charges from the independent third parties in proportion to usage of the premises.

(b)   Amounts due from and to related parties/Unicom Group

        Amounts due from and to related parties or Unicom Group are unsecured, non-interest bearing, repayable on demand and arise in the ordinary course of business in respect of transactions with Unicom Group or the subsidiaries of Unicom Group as described in (a) above.

(c)   Bank loans guaranteed by Unicom Group

        As of 30 June 2004, the Group has approximately RMB10,264 million (2003: RMB11,604 million) of long-term bank loans and RMB70 million (2003: RMB70 million) of short-term bank loans guaranteed by Unicom Group.

27.  TRANSACTIONS WITH DOMESTIC CARRIERS

The Group’s telecommunications networks depend, in large part, on interconnection with domestic carriers’ public switched telephone network and on transmission lines leased from major domestic carriers. Major domestic carriers include China Telecommunications Corporation and its subsidiaries (“China Telecom”), China Mobile Communications Corporation and its subsidiaries (“China Mobile”) and China Network Communication Group Corporation and its subsidiaries (“China Netcom”).

(a)   Transactions with domestic carriers

        The following is a summary of significant transactions with domestic carriers in the ordinary course of business:

		Unaudited
		Six months ended 30 June
	Note	2004	2003
		RMB’000	RMB’000

Interconnection revenue	(i)	1,371,579	665,224
Interconnection charges	(i)	3,419,014	2,313,318
Leased line rental income	(ii)	88,329	99,272
Leased line charges	(ii)	370,469	335,955

Notes:

(i)    The interconnection revenue and charges mainly represent the amounts due from or to domestic carriers for telephone calls made between the Group’s networks and the public switched telephone network of domestic carriers. The interconnection settlements are calculated in accordance with interconnection agreements reached between the branches of the Group and domestic carriers on a provincial basis. The terms of these agreements are set in accordance with the standard settlement arrangement stipulated by the MII.

(ii)   Leased line charges are paid or payable to domestic carriers by the Group for the provision of transmission line. At the same time, the Group leases transmission line to domestic carriers in retrun of leased line rental income. The charges are calculated at a fixed charge per line, depending on the number of lines being used by the Group and domestic carriers.

27.   TRANSACTIONS WITH DOMESTIC CARRIERS (continued)

(b)   Amounts due from and to domestic carriers

	Unaudited	Audited
	30 June 2004	31 December 2003
	RMB’000	RMB’000

Amounts due from domestic carriers:
- Receivable for interconnection revenue and leased line revenue	180,992	184,729
- Less: Provision for doubtful debts	(167)	(116)

	180,825	184,613

Amounts due to domestic carriers:
- Payables for interconnection charges and leased lines charges	994,034	778,841

Long-term payable due to domestic carriers:
- Payables for obligations under finance leases:
- Current portion of obligations under finance leases	30,248	25,435
- Obligations under finance leases	98,437	99,719

	128,685	125,154

        All amounts due from and to domestic carriers were unsecured, non-interest bearing and repayable within one year.

        Long-term payable for obligations under finance lease was related to the leasing of certain subsea transmission cables from a domestic carrier for a period of 25 years (see Note 23).

28.	SEGMENT INFORMATION

Operating segments represent components of an enterprise regarding which separate financial information is available for regular evaluation by the chief operating decision maker, or decision making group, when considering how to allocate resources and in assessing performance.

The Group organises its business segments based on the various types of telecommunications services provided to customers in the PRC. The major business segments operated by the Group are classified as below:

	•	GSM Business —	the provision of GSM telephone and related services;

	•	CDMA Business —	the provision of CDMA telephone and related services, through a leasing arrangement of CDMA network capacities from Unicom New Horizon;

	•	Data and Internet Business —	the provision of domestic and international data, Internet and other related services;

	•	Long Distance Business —	the provision of domestic and international long distance and other related services; and

	•	Paging Business —	the provision of paging and related services (discontinued in 2004).

The operating segments are managed separately because each operating segment represents a strategic business unit that provides various kinds of telecommunication services. All the operating segments of the Group have been aggregated into the above reportable segments since they are expected to exhibit similar future economic characteristics under central management at separate locations.

The Group’s primary measure of segment results is based on segment profit or loss before taxation.

28.   SEGMENT INFORMATION (continued)

(a)  Business segments

	Unaudited
	Six months ended 30 June 2004
	Continuing operations
			Internet and	Long
	GSM	CDMA	Data	Distance	Unallocated
	Business	Business	Business	Business	amounts	Elimination	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Operating revenue (Turnover):
Usage fee	16,549,969	8,021,888	1,358,547	439,666	—		26,370,070
Monthly fee	3,817,070	2,355,296	—	—	—		6,172,366
Interconnection revenue	1,255,302	410,744	62,557	107,753	—		1,836,356
Leased lines rental	—	—	159,203	242,030	—		401,233
Other revenue	1,924,024	993,003	238,600	4,524	—		3,160,151

Total services revenue	23,546,365	11,780,931	1,818,907	793,973	—		37,940,176
Sales of telecommunications products	462,019	963,544	6,004	295	—		1,431,862

Total operating revenue from external customers	24,008,384	12,744,475	1,824,911	794,268	—		39,372,038
Intersegment revenue	83,110	66,266	995,145	596,025	—	(1,740,546)	—

Total operating revenue	24,091,494	12,810,741	2,820,056	1,390,293	—		39,372,038
Operating expenses:
Leased lines and network capacities	(146,623)	(3,082,852)	(181,145)	(19,956)	—		(3,430,576)
Interconnection charges	(3,210,602)	(1,259,167)	(461,882)	(370,777)	—	1,740,546	(3,561,882)
Depreciation and amortisation	(7,950,130)	(205,311)	(783,945)	(245,444)	(2,564)	(60,992)	(9,248,386)
Personnel	(1,355,693)	(386,356)	(215,520)	(136,535)	(14,006)		(2,108,110)
Selling and marketing	(2,914,801)	(5,556,026)	(665,072)	(208,755)	—		(9,344,654)
General, administrative and other expenses	(3,439,186)	(1,087,049)	(421,545)	(172,148)	(21,956)		(5,141,884)
Cost of telecommunications products sold	(392,381)	(1,184,737)	(10,123)	(2,342)	—		(1,589,583)

Total operating expenses	(19,409,416)	(12,761,498)	(2,739,232)	(1,155,957)	(38,526)		(34,425,075)

Operating profit (loss)	4,682,078	49,243	80,824	234,336	(38,526)		4,946,963

Interest income	29,619	3,140	1,400	2,033	59,876	(51,731)	44,337
Finance costs	(897,497)	(24,043)	(35,335)	(7,539)	(48,764)	51,731	(961,447)
Other (expense) income, net	(1,127)	650	1,092	293	41,572		42,480

Segment profit before taxation	3,813,073	28,990	47,981	229,123	14,158		4,072,333

Taxation							(1,262,423)

Profit attributable to shareholders							2,809,910

Other information:
Provision for doubtful debts	736,217	391,838	78,115	38,905	—		1,245,075

Impairment loss recognised in the income statement	—	—	—	—	—		—

Capital expenditures for segment assets (1)	2,598,464	—	1,626,569	233,496	3,027,315		7,485,844

28.  SEGMENT INFORMATION (continued)

(a)        Business segments (continued)

	Unaudited
	Six months ended 30 June 2003
					Discontinued
	Continuing operations				operation
			Internet and	Long
	GSM	CDMA	Data	Distance	Paging	Unallocated
	Business	Business	Business	Business	Business	amounts	Elimination	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Operating revenue (Turnover):
Usage fee	14,391,597	5,083,572	1,126,373	603,604	—	—		21,205,146
Monthly fee	3,595,350	1,565,555	4,524	—	396,930	—		5,562,359
Interconnection revenue	821,812	215,620	163,534	145,501	645	—		1,347,112
Leased lines rental	—	—	239,242	331,470	—	—		570,712
Other revenue	1,232,250	342,975	43,192	15,202	329,357	—		1,962,976

Total services revenue	20,041,009	7,207,722	1,576,865	1,095,777	726,932	—		30,648,305
Sales of telecommunications products	476,322	636,229	2,328	361	203,699	—		1,318,939

Total operating revenue from external customers	20,517,331	7,843,951	1,579,193	1,096,138	930,631	—		31,967,244
Intersegment revenue	9,490	997	766,793	349,218	101,375	—	(1,227,873)	—

Total operating revenue	20,526,821	7,844,948	2,345,986	1,445,356	1,032,006	—		31,967,244
Operating expenses:
Leased lines and network capacities	(161,726)	(1,597,185)	(141,374)	(18,448)	(44,435)	—	10,959	(1,952,209)
Interconnection charges	(2,427,999)	(614,556)	(305,371)	(345,044)	—	—	1,115,540	(2,577,430)
Depreciation and amortisation	(6,545,994)	(169,688)	(621,014)	(167,317)	(629,702)	(2,982)	(42,738)	(8,179,435)
Personnel	(1,329,016)	(286,710)	(226,152)	(150,602)	(217,539)	(14,329)		(2,224,348)
Selling and marketing	(1,912,851)	(4,349,367)	(269,090)	(145,260)	(62,778)	—	1,451	(6,737,895)
General, administrative and other expenses	(2,785,766)	(569,320)	(309,165)	(203,404)	(702,000)	(19,997)	490	(4,589,162)
Cost of telecommunications products sold	(405,012)	(831,348)	(5,932)	(1,026)	(285,054)	—	99,722	(1,428,650)

Total operating expenses	(15,568,364)	(8,418,174)	(1,878,098)	(1,031,101)	(1,941,508)	(37,308)		(27,689,129)

Operating profit (loss)	4,958,457	(573,226)	467,888	414,255	(909,502)	(37,308)		4,278,115

Interest income	30,721	2,688	1,776	1,169	4,533	64,022		104,909
Finance costs	(959,690)	(15,961)	(15,085)	(25,717)	(2,984)	93		(1,019,344)
Other (expense) income, net	(20,555)	(1,209)	(8,763)	147	20,395	—		(9,985)

Segment profit (loss) before taxation and minority interests	4,008,933	(587,708)	445,816	389,854	(887,558)	26,807		3,353,695

Taxation								(966,170)

Profit after taxation								2,387,525
Minority interests								(2,252)

Profit attributable to shareholders								2,385,273

Other information:
Provision for doubtful debts	628,731	160,417	31,873	26,944	6,989	—		854,954

Impairment loss recognised in the income statement	—	—	7,030	—	528,038	—		535,068

Capital expenditures for segment assets (1)	3,549,753	—	1,327,412	1,691,980	20,128	1,552,295		8,141,568

28.  SEGMENT INFORMATION (continued)

(a)        Business segments (continued)

	Unaudited
	As of 30 June 2004
			Internet and	Long
	GSM	CDMA	Data	Distance	Unallocated
	Business	Business	Business	Business	amounts	Elimination	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Total segment assets	110,486,562	4,504,981	8,432,861	17,860,303	62,103,407	(56,172,638)	147,215,476

Total segment liabilities	59,561,689	5,912,227	4,168,784	5,635,408	6,604,662	(5,893,504)	75,989,266

	Audited
	As of 31 December 2003
			Internet and	Long
	GSM	CDMA	Data	Distance	Unallocated
	Business	Business	Business	Business	amounts	Elimination	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Total segment assets	104,430,531	4,717,167	8,611,873	19,061,967	63,234,534	(50,218,142)	149,837,930

Total segment liabilities	56,837,496	6,561,772	3,975,293	6,918,025	5,929,854	—	80,222,440

(1)         Capital expenditures classified under “unallocated amounts” represent capital expenditures on common facilities, which benefit all business segments.

(b)        Geographical segments

       The Group’s services users are mainly in the PRC. There is no other geographical segment with segment revenue from external customers equal to or greater than 10% of total consolidated revenue from sales to all external customers.

       Although the Group has its corporate headquarters in Hong Kong, a substantial portion of the Group’s non-current assets (including property, plant and equipment and other assets) are situated in mainland China, as the Group’s principal activities are conducted in the PRC. For the six months ended 30 June 2004, substantially all capital expenditures were incurred to acquire assets located in the mainland China. There is no other geographical segment with segment assets equal to or greater than 10% of the total assets of all geographical segments.

29.  EVENTS AFTER BALANCE SHEET DATE

(a)   Acquisition of Unicom International

Unicom International was a limited liability company established in Hong Kong on 24 May 2000 to engage in voice wholesale business, telephone cards business, line leasing services, managed bandwidth services and mobile virtual network services. Unicom International was a wholly-owned subsidiary of China Unicom (Hong Kong) Group Limited (a wholly-owned subsidiary of Unicom Group, hereinafter referred to as “Unicom Group (HK)”).

Pursuant to the acquisition agreement signed between Unicom Group (HK) and the Company dated 28 July 2004, the Company agreed to acquire the entire equity interest in Unicom International from Unicom Group (HK) by a cash consideration of HK$37,159,996.

The aforementioned acquisition of Unicom International will become effective when all the conditions to the acquisition are satisfied and cash consideration is settled by the Group.

(b)   Combination of Unicom New Century

On 30 July 2004, CUCL combined with Unicom New Century and obtained the revised business license. After the combination, Unicom New Century was legally dissolved and CUCL extended its Cellular Business in 21 provinces.

(c)   Settlement of Amounts Due from Related Parties

On 16 August 2004, Unicom New Horizon, New Guoxin, Unicom Paging Corporation and Unicom Xingye settled the amounts due to the Group, totaling approximately RMB353,269,000 as of 30 June 2004. At the same time, the Group settled the amounts due to Unicom Group of approximately RMB903,437,000 as of 30 June 2004.

30.  CONTINGENCIES AND COMMITMENTS

(a)   Capital commitments

As of 30 June 2004 and 31 December 2003, the Group had capital commitments, mainly in relation to the construction of telecommunications networks, as follows:

	Unaudited			Audited
	30 June 2004			31 December 2003
	Land and			Land and
	buildings	Equipment	Total	buildings	Equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Authorised and
contracted for	766,492	3,338,831	4,105,323	523,031	6,188,907	6,711,938
Authorised but
not contracted for	115,443	1,990,407	2,105,850	210,040	985,122	1,195,162

Total	881,935	5,329,238	6,211,173	733,071	7,174,029	7,907,100

As of 30 June 2004, approximately RMB54 million (2003: RMB83 million) of capital commitment outstanding was denominated in US dollars (equivalent to approximately US$7 million (2003: US$10 million)).

(b)   Operating lease commitments

As of 30 June 2004 and 31 December 2003, the Group had total future aggregate minimum operating lease payments under operating leases as follows:

	Unaudited				Audited
	30 June 2004				31 December 2003
	Land and		CDMA
	buildings	Equipment	network capacity	Total	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Leases expiring :
- not later than one year	308,213	29,444	3,453,380	3,791,037	7,150,023
- later than one year
and not later than
five years	1,599,797	112,857	—	1,712,654	1,391,120
- later than five years	851,511	34,835	—	886,346	953,917

Total	2,759,521	177,136	3,453,380	6,390,037	9,495,060

(c)   Commitment to purchase CDMA handsets

        As of 30 June 2004, the Group committed to purchase CDMA handsets amounted to approximately RMB2,690 million (2003: RMB920 million).

31.  APPROVAL OF INTERIM ACCOUNTS

        The interim accounts were approved by the Board of Directors of the Company on 26 August 2004.

Independent Review Report

INDEPENDENT REVIEW REPORT TO THE BOARD OF DIRECTORS OF CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability)

Introduction

We have been instructed by the Company to review the condensed interim financial report of the Company and its subsidiaries (“the Group”) for the six months ended 30 June 2004 as set out on pages 9 to 46.

Respective responsibilities of directors and auditors

The Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited require the preparation of an interim financial report to be in compliance with SSAP 25 “Interim financial reporting” issued by the Hong Kong Society of Accountants and the relevant provisions thereof. The interim financial report is the responsibility of, and has been approved by, the directors.

It is our responsibility to form an independent conclusion, based on our review, on the interim financial report and to report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

Review work performed

We conducted our review in accordance with SAS 700 “Engagements to review interim financial reports” issued by the Hong Kong Society of Accountants. A review consists principally of making enquiries of the Group’s management and applying analytical procedures to the interim financial report and based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the interim financial report.

Review conclusion

On the basis of our review which does not constitute an audit, we are not aware of any material modifications that should be made to the interim financial report for the six months ended 30 June 2004.

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, 26 August 2004

Other Information

SHARE OPTION SCHEMES OF THE COMPANY

1.         Share option scheme

             The Company adopted a share option scheme (the “Share Option Scheme”) for the purpose of providing incentives and rewards to employees who have made contributions to the development of the Company. The terms of the Share Option Scheme comply with the requirements set out in chapter 17 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and provide favourable scheme to attract and retain key personnel. Under the Share Option Scheme:

(a)        Share Options may be granted to employees including executive directors of the Group and any of the non-executive directors;

(b)        Any grant of share options to a Connected Person (as defined in the Listing Rules) of the Company must be approved by the independent non-executive directors of the Company (excluding any independent non-executive director of the Company who is the grantee of the options);

(c)        The maximum number of shares in respect of which options may be granted must not exceed 10% of the issued share capital of the Company as at 13 May 2002;

(d)        The option period commences on any day after the date on which an option is offered, but may be exceed 10 years from the offer date;

(e)        The subscription price shall not be less than the higher of:

i.          The nominal value of the shares;

ii.         The closing price of the shares on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) as stated in the Stock Exchange’s quotation sheets on the offer date in respect of the options; and

iii.        The average closing price of the shares on the Stock Exchange’s quotation sheets for the five trading days immediately preceding the offer date.

             As of 30 June 2004, 138,140,800 share options had been granted and remain valid under the Share Option Scheme of the Company, of which 4,572,000 share options are being held by the directors. Please refer to the paragraph “Directors’ Rights to Acquire Shares” hereinbelow for details. All the options granted and outstanding as at 30 June 2004 under the Share Option Scheme are governed by the terms as amended on 13 May 2002.

             For the six months ended 30 June 2004, 8,790,000 options granted under the Share Option Scheme have been exercised. Among which, 8,424,000 options were exercised at the price of HK$6.18 per share, 366,000 options were exercised at the price of HK$4.30 per share.

2.         Pre-global offering share option scheme

             On 1 June 2000, the Company also adopted a pre-global offering share option scheme (the “Pre-Global Offering Share Option Scheme”). The terms of the Pre-Global Offering Share Option Scheme are substantially the same as the Share Option Scheme stated above except that:

(a)        The price of a share payable upon the exercise of an option shall be HK$15.42 (excluding the brokerage fee and Stock Exchange transaction levy);

(b)        The period during which an option may be exercised commenced two years from the date of grant of the options and ends 10 years from 22 June 2000; and

(c)        No further options can be granted under the scheme.

             As of 30 June 2004, 25,436,600 share options had been granted and remain valid under the Pre-Global Offering Share Option Scheme of the Company, of which 893,200 options are being held by the directors. Please refer to the paragraph “Directors’ Rights to Acquire Shares” hereinbelow for details.

             All of the options granted and outstanding as at 30 June 2004 under the Pre-Global Offering Share Option Scheme are governed by the terms as amended on 13 May 2002.

             Up to 30 June 2004, no options granted under the Pre-Global Offering Share Option Scheme have been exercised.

DIRECTORS’ INTERESTS AND SHORT POSITIONS IN SHARES

For the six months ended 30 June 2004, the interests or short positions of the directors of the Company reported and disclosed under the Securities & Futures Ordinance (the “Ordinance”) in the equity securities of the Company and any of its associated corporations as defined in the Ordinance were as follows:

	Personal Interests		Personal Interests
	at the beginning	Changes during	at the end of
Name of Directors	of the period	the period	the period

Shi Cuiming[1]	30,000 ordinary shares	—	N/A

1               Mr. Shi Cuiming resigned as Executive Director and Executive Vice President on 1 February 2004.

In addition, certain directors personally hold options to purchase ordinary shares of the Company as disclosed under the paragraph “Directors’ Rights to Acquire Shares” below. These share options are granted pursuant to the terms of the Share Option Scheme and the Pre-Global Offering Share Option Scheme adopted by the Company.

Apart from the foregoing, as at 30 June 2004, none of the directors had any personal, family, corporate or other interests or short positions in any shares, underlying shares or debentures in the Company or any of its associated corporations as defined in the Ordinance.

DIRECTORS’ RIGHTS TO ACQUIRE SHARES

For the six months ended 30 June 2004, the interests of the directors of the Company reported and disclosed under the Ordinance in the equity securities of the Company and any of its associated corporations consisted of share options granted pursuant to the Share Option Scheme and the Pre-Global Offering Share Option Scheme to subscribe for shares of the Company. Details of such share options are set out below:

				No. of Options
	No. of Options	No. of	No. of	of directors
	of directors outstanding	Options granted	Options exercised	outstanding
	at the beginning of	to directors during	by directors during	at the end of
Name of Directors	the period[1]	the period[1]	the period	the period

Wang Jianzhou	1,236,200	—	—	1,236,200
Tong Jilu[2]	N/A	—	—	876,000
Zhao Le2	N/A	—	—	544,400
Shi Cuiming[3]	1,188,200	—	—	N/A
Lo Wing Yan, William	292,000	—	—	292,000
Ye Fengping	472,000	—	—	472,000
Liu Yunjie[4]	N/A	—	292,000	584,600
Ge Lei[5]	876,600	—	—	N/A
Lee Hon Chiu[6]	584,000	—	—	N/A
Wu Jinglian	584,000	—	—	584,000
Shan Weijian	292,000	—	—	292,000
Craig O. McCaw	584,000	—	—	584,000
Cheung Wing Lam, Linus[7]	N/A	—	—	—

1          Each option gives the holder the right to subscribe for one share.

2          Mr. Tong Jilu was appointed as Executive Director and Chief Financial Officer on 1 February 2004. Mr. Zhao Le was appointed as Executive Director and Vice President on 1 February 2004.

3          Mr. Shi Cuiming resigned as Executive Director and Executive Vice President on 1 February 2004.

4          Mr. Liu Yunjie resigned as Vice President and was appointed as Non-Executive Director on 1 February 2004.

5          Mr. Ge Lei resigned as Non-Executive Director on 1 February 2004.

6          Mr. Lee Hon Chiu resigned as Independent Non-Executive Director on 12 May 2004.

7          Mr. Cheung Wing Lam, Linus was appointed as Independent Non-Executive Director on 12 May 2004.

Apart from the foregoing, at no time during the six months ended 30 June 2004 was the Company, or any of its holding companies or subsidiaries, a party to any arrangement to enable the directors or any of their spouses or children under eighteen years of age to acquire shares in or debentures of the Company or any other body corporate.

SUBSTANTIAL INTERESTS AND SHORT POSITIONS IN THE SHARE CAPITAL OF THE COMPANY

The Company has been notified of the following interests or short positions in the Company’s issued shares at 30 June 2004 amounting to 5% or more of the ordinary shares in issue:

		Shares	Shares	Percentage of
		Held	Held	Total Issued
		Directly	Indirectly	Shares

(i)	China United Telecommunications Corporation	—	9,725,000,020	77.42%
	(“Unicom Group”)

(ii)	China United Telecommunications Corporation Limited	—	9,725,000,020	77.42%
	(“China Unicom Corporation”)

(iii)	China Unicom (BVI) Limited	9,725,000,020	—	77.42%
	(“China Unicom (BVI)”)

Note:    As Unicom Group and China Unicom Corporation directly or indirectly control one-third or more of the voting rights in the shareholders’ meetings of China Unicom (BVI), in accordance with the Ordinance, the interests of China Unicom (BVI) are deemed to be, and have therefore been included in, the interests of Unicom Group and China Unicom Corporation.

Apart from the foregoing, as at 30 June 2004 no person or corporation had any interest or short position in the shares or underlying shares in the Company as recorded in the register required to be kept under section 336 of the Ordinance.

INTERIM DIVIDEND

It was resolved by our Board of Directors that no interim dividend for the six months ended 30 June 2004 be declared.

PURCHASE, SALE OR REDEMPTION OF SHARES

For the six months ended 30 June 2004, neither the Company nor any of its subsidiaries has purchased, sold or redeemed any of the Company’s listed securities.

AUDIT COMMITTEE

The audit committee has reviewed together with the management, the accounting principles and practices adopted by the Group and discussed auditing, internal control and financial reporting matters. In addition, PricewaterhouseCoopers, the auditors of the Company, has reviewed the unaudited condensed consolidated interim accounts in accordance with Statements of Accounting Standards 700 “Engagement to review interim financial reports” issued by the Hong Kong Society of Accountants.

COMPLIANCE WITH THE LISTING RULES AND THE CODE OF BEST PRACTICE

According to paragraph 40 of Appendix 16 of the Listing Rules, save as disclosed herein, the Company confirms that the Company’s current information in relation to those matters set out in paragraph 32 of Appendix 16 has not been changed materially from the information disclosed in the Company’s 2003 annual report.

None of the directors is aware of any information that would reasonably indicate that the Company is not, or was not for any part of the six months ended 30 June 2004 in compliance with the Code of Best Practice as set out in Appendix 14 of the Listing Rules, except that non-executive directors were not appointed for a specific term but are subject to retirement by rotation and re-election at the Company’s annual meetings in accordance with the Company’s Articles of Association.

FORWARD-LOOKING STATEMENTS

The Company would also like to caution readers about the forward-looking nature of the above statements. These forward-looking statements are subject to risks and uncertainties, some of which are beyond our control. Potential risks and uncertainties include those concerning the continued growth of the telecommunications industry in China, the development of the regulatory environment and our ability to successfully execute our business strategy.

By Order of the Board

Yee Foo Hei

Company Secretary

Hong Kong, 26 August 2004